Exhibit 23.1

AUDITORS’ CONSENT

We consent to the incorporation in Form 8-K/A dated April 15, 2010 (filed June 29, 2010) of Metalline Mining Company, of our report dated December 2, 2009, except as to Notes 11 (b)(iii) and (iv) and 12 which are as of January 29, 2010, relating to the audit of the following consolidated financial statements of Dome Ventures Corporation:

•	Balance sheets as at September 30, 2009 and 2008;
•	Statements of operations, comprehensive loss and deficit and cash flows for the years ended September 30, 2009 and 2008.

Further, we consent to the incorporation by reference in the Registration Statements of Metalline Mining Company on Form S-3 (file No. 333-154631) and Form S-8 (file No. 333-140588), of our report dated December 2, 2010, except as to Notes 11 (b)(iii) and (iv) and 12 which are as of January 29, 2010, relating to the audit of the following financial statements of Dome Ventures Corporation for the years ending September 30, 2009 and 2008, appearing in the Current Report on Form 8-K/A of Metalline Mining Company, dated April 15, 2010 (filed June 29, 2010).

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS
Vancouver, British Columbia
June 29, 2010